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                                                                   EXHIBIT 10.44


                                                                DECEMBER 6, 2002

                          TECHNOLOGY LICENSE AGREEMENT


THIS TECHNOLOGY LICENSE AGREEMENT is made this sixth day of December 2002, by and between:

PROBEX CORP., a corporation organized under the laws of the State of Delaware, having its principal place of business at 15510 Wright Bros. Drive, Addison, Texas 75001, USA ("Licensor"),

AND

OSILUB, a French societe anonyme registered with the Registry of Commerce and Companies of Elbeuf under the number 441 563 764 having its registered office at 91 rue de la Paix, 76410 Saint Aubin les Elbeuf ("Licensee").


                                    PREAMBLE

WHEREAS, Licensor owns the intellectual and industrial property rights including patents, know-how and confidential technical information to certain cost efficient refining technology employing an unique set of operating parameters in conjunction with certain chemical additives, known as the ProTerra Process(R) and used for the purification, recycling and upgrading of used lubricating oil in a plant constructed and operated using conventional process equipment;

WHEREAS, Licensor, SARP INDUSTRIES, S.A. and SARP, S.A., have entered into a Shareholders Agreement on the date hereof (the "Shareholders Agreement") for the purpose of defining their relationship within OSILUB; and

WHEREAS, Licensor is willing to grant, and Licensee desires a license to use Licensor's patents, technology, methods and know-how to design, build and operate facilities using the Technology and to distribute and sell the re-refined oil and other salable products produced by such facility, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:


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1.     CERTAIN DEFINITIONS


1.1 "Affiliate" means any person, corporation or entity controlling, controlled by or under common control with another person, corporation or entity. For purposes of this definition "control" shall mean ownership directly or indirectly, of 50% or more of the outstanding equity securities of a Person, or the ability to direct or cause the direction of the management and policies of another Person whether through a management agreement or otherwise. Provided that as concerns SARPI, no Persons above SARP Industries S.A. and SARP, S.A. in the chain of control shall be deemed an Affiliate nor taken into account for purposes of determining control.

1.2 "Base Salary Hourly Rate" means for each PROBEX employee level the hourly rate derived by dividing by 2080 the gross annual salary prior to standard income tax deductions (Federal withholdings, Social Security, Medicare) but including regular bonuses, insurance, commissions, retirement contributions or other compensation package allowances. For the third quarter of the year 2002, the Base Salary Hourly Rate will be : Senior Project Engineer US$ 62.77 - Junior Project Engineer US$ 43.63.

1.3 "Commissioning" means the successful completion of a two stage process consisting of:

         - a start-up phase during which the Facility (or the Line as the case may be) shall operate without interruption over a 72 hour period at an average output of no less than its Nominal Capacity, and 24 continuous hours of such 72 hours at an average output equal to 110% of its Nominal Capacity and:

         - an acceptance phase during which the Facility (or the Line, as the case may be) shall operate without interruption for a period of thirty (30) days at an average output equal to its Nominal Capacity, and for a continuous period of 48 hours during such thirty days at an average output equal to 110% of its Nominal Capacity. At no time during the thirty day period shall output fall below 90% of Nominal Capacity. Down time for repairs or parts changes not exceeding twelve (12) hours in any one instance shall not be taken into account for this purpose if they do not result from a defect in the Technical Information.

1.4 "Confidential Information" means any and all information, including but not limited to, documents, business plans, customer lists, data, software, computer programs, concepts, and ideas, disclosed by Licensor to Licensee that is identified as confidential or proprietary or that, due to the nature of the information or the circumstances surrounding disclosure, should be treated as confidential or proprietary. "Confidential Information" shall not include, however, information (i) previously known to Licensee before receipt


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         from Licensor; (ii) independently developed by Licensee without access to Licensor's information; (iii) acquired by Licensee from a third party which is not under an obligation to Licensor not to disclose such information; or (iv) which is or becomes publicly available through no breach by Licensee of this Agreement. This definition shall apply mutatis mutandis to Licensee Confidential Information.

1.5 "Effective Date" means the date in the first paragraph of this Agreement.

1.6 "Europe" means all European Union countries as of the date of this Agreement and Czechie, Slovakia, Poland, Hungry, Romania, Switzerland and Norway.

1.7 "Facility" means a used-oil re-refining plant, which may be composed of one or more operating lines (each a "Line"), built to operate using the Technology in whole or in part.

1.8 "First Facility" means a Facility 100% owned by OSILUB and constructed in France with a minimum capacity to process 120,000 tons per year (its Nominal Capacity) of wet feed stock meeting agreed specifications when operated on a 7,500 hours per year basis; used oil supplied to the facility to contain no more than 7% dissolved water. The First Facility will be constructed in two operating Lines of approximately equal capacity, Line 2 to be built after Commissioning of Line 1, if and when decided by the Board.

1.9 "Improvement" means any invention, discovery, modification or enhancement, whether patentable or not, which can be employed to improve the performance of the ProTerra Process or reduce the cost of building any equipment or structure used to operate the ProTerra Process.

1.10 "Net Sales" means the total invoiced sales price of all base oil products ("Base Oil") sold by Licensee or its direct or indirect sub-licensees to customers, less any sales or value added taxes, packing, insurance and transportation costs which are identified as such on the corresponding invoices.

1.11 "New Project" means a proposed Facility for which Licensor or Licensee has demonstrable evidence that it has secured fifty percent (50%) of the feedstock and has certified that it intends to initiate construction of the Facility.

1.11 "Output" means the number of metric tons of Products and other lubricants, fuels, or salable products produced using the ProTerra(tm) Process in the Facility.

1.12     "Patents" means all of the patents and patent applications set forth in
         Schedule 1.12, and any and all continuations, divisions, reissues, extensions of life and other filings that Licensor may file with respect to such patents and patent applications.

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1.13     "Person" means any individual, corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.14 "Products" mean the base oil and other salable products produced by the Facility, including , fuel and asphalt flux or modifier.

1.15 "ProTerra Process(R)" shall mean the PROBEX propriety process for the production of high quality base oil, fuel oil and asphalt flux from used oil that sequentially embodies pretreatment and distillation and finishing stages as more fully defined in Schedule 1.15.

1.16 "Technical Information" means all Confidential Information, trade secrets, know-how, technology, methods, processes, designs, drawings, specifications, and other valuable information of whatever nature, whether confidential or not, and whether proprietary or not, which is now or in the future in the possession of Licensor and which is relevant to the design, construction or operation of a Facility using the Probex ProTerra Process and the Patents for the production of Products or other high quality lubricants, fuels or salable products from used oils or other lesser quality products, or for the sale, distribution, use, or testing of any Product.

1.17 "Technology" means the Patents, Technical Information, and Improvements as set forth in Section 2.2.

1.18     "Territory" means the world excluding the United States of America.

1.19 Other capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Shareholders Agreement.

2.       GRANT OF RIGHTS AND LICENSES

2.1      License Grant for Technology.

         (a) License to Use Technology. Subject to Section 9 below, Licensor hereby grants to Licensee a license to use the Technology, in order to design, build, and operate Facilities in the Territory, and to produce, distribute and sell the Products.

         (b)      Exclusivity.

                  (i) Subject to Section 9 below, the license granted in sub-section (a) above is exclusive for Europe. Accordingly, within Europe and during the term of this

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                           Technology License Agreement, PROBEX shall not
                           directly or indirectly itself, invest in, manage, operate, control, assist, counsel, or provide services, technology, or intellectual property to any Person that has activities related to the Technology or , grant any license to any Person other than Licensee, to use the Technology in any manner, including to design, build and operate any Facility or any site in Europe. The license granted in subsection (a) above is non-exclusive in the remainder of the Territory. However, it is agreed that as, concerns Japan, this country shall not be included in the Territory provided that PROBEX successfully concludes its current negotiations with a large national company based in Japan, and commences basic engineering on a Facility in Japan with that Company, prior to December 31, 2005. If this provision is not satisfied on or before December 31, 2005, Japan will thereafter become a non-exclusive Territory for the purposes of the Agreement. PROBEX will deposit with OSILUB a sealed envelop containing the name of the large international company based in Japan, which OSILUB agrees to open only after December 31, 2005.

                  (ii) Subject to sub-section (iv) below, the exclusive license granted in sub-section (i) above shall under the following circumstances become a non-exclusive license with respect to a country, other than France, defined below:

                           If on a date commencing five years from the Commissioning of Line 2 of the First Facility(or Line 1 if construction of Line 2 is not commenced within one year after the Commissioning of Line 1), Licensor has a New Project for a Facility in a particular country subject to the exclusive license in which Licensee does not have a New Project, it shall so notify Licensee, in which case this License shall become non-exclusive as to said country only, unless with thirty days of receiving said notice, Licensee shall notify Licensor that Licensee has a New Project for a Facility in said country.

                  (iii) Subject to sub-section (iv) below, for any part of the Territory in which this license is non-exclusive neither Licensee nor Licensor, subsequent to having received a notice of a New Project from the other party, shall in any manner participate in a Facility which is within 200 kilometers of a New Project of the other party. This obligation shall terminate as provided in (iv) below.

                  (iv) For purposes of each of sub-sections (ii) and (iii) above a New Project shall cease to exist if construction is not commenced with thirty months after notification of the New Project by one party to the other.

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                  (v)      For any New Project subject to Sub-section (ii) and
                           (iii) above Licensor and Licensee agree to negotiate on a good faith basis the terms of an exclusive license in favor of the Party initiating the New Project, to use the Technology within the country in which the New Project is located.

         (c) Restrictions On Technology. Licensee shall not use the Technology for any purpose other than those specified herein without the prior written approval of Licensor. Subject to applicable law, during the term of this Agreement neither Licensee nor its Affiliates shall challenge or assist in the challenge of the validity or enforceability of any claim of any patent or application therefor included in the Technology.

         (d) Right to Sub-License. Licensee shall have the right to grant sublicenses for Facilities, other than for Facilities inside France, provided that Licensee is either (i) owner of a majority of the capital of the entity that owns the Facility or (ii) has an operating/management contract under which Licensee is responsible for the operations of the Facility.

         (e) Facilities outside of France. For all Facilities outside of France for which Licensee has the right to grant a sub-license pursuant to Section 2.1(d) above, Licensee shall at the time of organization of the sub-Licensee provide Licensor with the right to acquire a direct equity position of 20%, or a lesser percentage as PROBEX in its sole discretion shall elect on terms no less favorable than those obtained by Licensee. This obligation shall terminate at such time as Licensor ceases to be an owner of Shares of Licensee.

         (g) Government Approvals. Licensee shall be responsible for obtaining, at its sole expense, all approvals, if any, of governmental agencies and departments which are required in connection with the execution, performance, validity or enforceability of this Agreement.

         (h) Non-Compete. During the term of this Agreement, and for one year thereafter, neither Licensee nor any of its Affiliates shall engage in any negotiations with any third party with a view towards, or engage in, directly or indirectly, the production, in the Territory of base oil made by re-refining used lubricating oil.

         (i) Right to change the Technology. Notwithstanding the preceding sub-section and any other disposition of this Agreement, Licensee shall be free to change, develop, modify, improve and add to the Technology (collectively the "Changes"). The ownership of such Changes shall be in accordance with Section 2.2.

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         (j)      Infringement by Licensee Technology. Licensee represents that any technology provided by Licensee and used in conjunction with the ProTerra Process to operate a Facility will not infringe any third party rights in such technology.

         (k) Feedstock. Licensor represents that used base lubricating oil feedstock generally available in France and consistent with the used oil provided by the Vivendi group to Probex to process in its pilot plant during 2000, when processed in the First Facility using the ProTerra Process will produce high quality group II base oil (except with regard to sulfur content).

2.2 Improvements. Each party shall promptly advise the other party of all Improvements created, discovered or developed, in whole or in part, by such first party, and at the latest upon commencement of commercial testing of such Improvement. Any Improvement made by Licensor, or made by a third party and to which Licensor has acquired rights therein by grant back or otherwise, shall remain the property of the Licensor and be included in the Technology. Any improvements made in whole or in part by Licensee, in accordance with section 2.2(iii) shall remain the property of the Licensee which shall have the sole and exclusive right to file and prosecute any patent applications and maintain any patents on such Improvements, worldwide, at its own expense. Licensee agrees to negotiate an appropriate royalty in consideration for which Licensor may obtain the non-exclusive right to license the improvements of
         Section 2.2 (iii) outside of the Exclusive Territory.

         For purposes of interpreting this Section 2.2, it is agreed that:

         (i) Any Improvements in the ProTerra Process other than those described in (ii) and (iii) below for purposes of optimizing performance, whether made by Licensee or Licensor shall be owned by the Licensor and shall be included in the Technology.

         (ii) Any Improvements, made jointly by Licensor and Licensee pursuant to a written agreement to collaborate on such Improvement shall be jointly owned by Licensor and Licensee, and shall be included in the Technology.

         (iii) Any Improvement in the ProTerra Process ( as is more fully described by the Black Book) which does not violate PROBEX patents or patent applications and is developed by Licensee, will be described in appropriate written detail by Licensee when the Black Book is delivered and shall be the property of the Licensee.

         (iv) Any improvement unrelated to the ProTerra Process, shall be the property of the party that develops such improvement.

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2.3    Line 2. Licensor acknowledges and agrees that the decision to construct
       Line 2 of the First Facility will be made by Licensee in its sole discretion.

3.     OBLIGATIONS OF LICENSOR

3.1 Delivery of the Technology. Within three months of signature of this Agreement, PROBEX will provide OSILUB in written form with all Technical Information and all relevant Confidential Information as well as non-confidential information concerning the construction and operation of the First Facility in the form of a "Black Book" as that term is used in the engineering profession, having the contents indicated in Schedule
       3.1. PROBEX will in a timely fashion provide any follow up information, coordination, comments and explanations required by the engineering contractor or OSILUB and necessary to accomplish the objectives of this Agreement and the Shareholders Agreement. Licensor will provide Licensee and its engineering contractor or other contractors access to all documentation, test units and other information that it possesses that is required for the performance of and related to this Agreement for the construction and operation of the First Facility. All such information may be in English, and shall be in metric units and will be complete. The Technical Information other than the "Black Book" will be delivered at Licensor's facilities in United States unless otherwise agreed. In this connection when reasonably needed, Licensor will dispatch to the First Facility and to the offices of the general contractor or sub-contractors in France all necessary (as determined by mutual agreement of the Parties) qualified engineering and technical personnel to collaborate in implementing and expediting the First Facility. Prior to the commencement of Commissioning Licensor shall provide Licensee with complete written documentation for the proper operation of the First Facility including, an instruction and operating manual for the operation and maintenance of the First Facility and the ProTerra Process.


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3.2    Initial Training and Technical Assistance. During the period commencing on the Effective Date and ending on the date of Commissioning of the First Facility, Licensor shall provide initial technical assistance to Licensee of qualified technicians and/or engineers of Licensor at Licensor's facilities in the United States or at the First Facility if Licensee so requests, in order to assist Licensee in designing, building and operating the First Facility and in producing and selling the Products.

3.3 Commissioning. Prior to and during the Commissioning procedures for the First Facility, Licensor will provide Licensee's personnel with all necessary training to enable them to properly operate the First Facility and the ProTerra Process.

3.4    Additional Training and Technical Assistance.

       (a)    In addition to the initial technical assistance described in
              Section 3.2 and 3.3 above, Licensor shall make available to Licensee, during the term of this Agreement and upon written request by Licensee, at Licensor's facilities in the United States or at a Licensee Facility if Licensee so requests, the services of qualified technicians and/or engineers of Licensor, in order to advise, instruct and train with respect to the use of the Technology and the production and sale of the Products, the operation of the First Facility and the design, construction and operation of other Facilities.

       (b) Licensor shall also provide consultation and advice by telephone or facsimile, pursuant to reasonable inquiries made by Licensee in respect of the Technology.

3.5 Availability. The number of such personnel made available by Licensor under Sections 3.2, 3.3 and 3.4, as well as the dates of their availability, shall be decided by mutual agreement between Licensor and Licensee, arrived at in good faith.

3.6 Information and Literature. Licensor shall provide Licensee with operating instructions, maintenance manuals, catalogues, market information existing at the time of signature of this Agreement, and other descriptive literature with respect to the Technology and Products which Licensor has previously generated, as well as which Licensor otherwise generates during the term of this Agreement.


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4.     PAYMENTS AND ROYALTIES

4.1 Lump Sum Royalty. In consideration for the rights granted hereunder to Licensee to use the Technology, during the term of this Agreement including renewal period, Licensee agrees to pay Licensor a lump sum royalty which, for the First Facility only, shall include the performance of Licensors' services under Section 3.1 in an amount equal to Two Hundred Thousand US Dollars ($200,000) before VAT for the First Facility payable:

         o 50% on delivery of the Black Book (as defined in Section 3.1 above), and
         o        50% on completion of Commissioning of Line 1.

       Provided that if Licensor hires an engineering firm acceptable to Licensee on terms acceptable to Licensee, for the preparation of the Black Book, the lump sum royalty shall be payable :

         o 75% on delivery of the Black Book (as defined in Section 3.1 above), and
         o        25% on completion of Commissioning of Line 1.

       And a lump sum royalty in an amount equal to one hundred thousand dollars (US$100,000) before V.A.T. for any other Facility payable :

         o 50% on the signature of the sub-license agreement or the commencement of basic engineering if there is no sublicense agreement, and

         o        50% on completion of Commissioning.

4.2    Additional Royalty.

       (i) In the event of the transfer of all of PROBEX Shares in OSILUB, as a result of either Section 5.4 Co-sale, or section 5.5 Change of control of PROBEX, of the Shareholders Agreement, PROBEX shall be entitled to, and Licensee shall pay a royalty equal to 2% of Net Sales of all Base Oil sold by each Facility, and

       (ii) In the event of the transfer of all of PROBEX Shares in OSILUB as a result of Section 3.8 Fulfillment of Conditions of the Shareholders Agreement , PROBEX shall be entitled to, and Licensee shall pay a royalty equal to 1% of the Net Sales of Base Oil sold by the First Facility, and 2% of the Net Sales of Base Oil sold by all other Facilities, provided that if PROBEX transfers its Shares pursuant to Section 3.8 of the Shareholders Agreement due to its disagreement concerning the Budget for Phase 2, the royalty shall be 1% on the First Facility and on all other Facilities.

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       (iii)  In the event of the transfer of all of PROBEX Shares in OSILUB as a result of Section 5.6 (PROBEX Put) of the Shareholders Agreement, PROBEX shall be entitled to, and Licensee shall pay a royalty equal to 1% of the Net Sales of Base Oil sold by each Facility.

       (iv) For any Facilities subject to the Additional Royalty, and which produce less than 65% yield of Base Oil, the Additional Royalty shall be calculated on 100% of the Net Sales of all Product whether or not Base Oil.

       (v) The Additional Royalty shall cease to be due and payable for periods subsequent to January 1, 2023.

4.3 Technical Assistance Fee. In consideration of the training and technical assistance supplied by Licensor pursuant to Sections 3.2, 3.3 and 3.4 above (collectively, "Technical Assistance"), Licensee shall pay to Licensor on an actual cost basis calculated by multiplying the actual Base Salary Hourly Rate cost of Licensee personnel, assigned to perform the Technical Assistance for each hour, or part thereof, that such personnel are directly engage in such services, which amount shall be payable quarterly within 30 days of receiving the corresponding invoice from Licensor. For Technical Assistance supplied by Licensor under
       Section 3.4 for Facilities other than the First Facility, Licensee or its sub-Licensee, as the case may be, shall pay reasonable rates to be mutually agreed between the parties. Licensee shall also bear all reasonable costs and expenses incurred in connection with such technical assistance whether for its own employees or those of Licensor, including international and local transportation, lodging, meals and living expenses. All transportation, lodging and meals furnished to Licensor's technical experts shall be of a class and quality consistent with their positions.

4.4    Payment of Royalties and Fees.

       (a) All amounts payable by Licensee hereunder shall be paid in U.S. Dollars by wire transfer to Licensor at the bank account designated by Licensor in writing.

       (b) If Licensee fails to make timely payment of any amount due hereunder, Licensee shall pay Licensor interest on such overdue amount until paid, at the rate for US three (3) month treasury notes, increased by two (2) percentage points.

       (c) When the Additional Royalty is applicable, Licensee will, within thirty (30) days of the end of each calendar quarter, send to Licensor a statement signed by an officer of Licensee, indicating the Products produced and sold by Licensee in such quarter, the Net Sales and the calculation and payment of any royalty due. Licensor shall have the right at Licensor's expense and under reasonable conditions, to audit Licensee's

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              records relating to the Products produced and sold, the Net Sales and the calculation of royalty.

       (d) During the term of any sub-license and for two (2) years thereafter, Sub-Licensees, subject to Additional Royalties under section 4.2 shall keep accurate books, records and data concerning the Products manufactured and sold by them and shall permit representatives of Licensor during normal business hours, upon reasonable notice, to examine Sub-Licensee's books, records and data for the purposes of verifying compliance with the terms and conditions of this Article 4, particularly the calculation of the amount of the royalty. The sub-license agreements must provide to Licensor the rights and benefits provided to Licensor under this Agreement.

       (e) No part of any amount payable to Licensor hereunder may be reduced due to any counterclaim, set-off, adjustment or right which Licensee might have against Licensor, any other party or otherwise.

4.5    Payment of Taxes.

       (a) Any value added taxes in the Territory now or hereafter imposed with respect to the transactions contemplated hereunder shall be paid by Licensee, and if paid or required to be paid by Licensor, the amount thereof shall be added to and become a part of the amounts payable by Licensee hereunder.

       (b) If Licensee is required to withhold taxes from any amount payable by Licensee to Licensor hereunder, Licensee shall promptly provide Licensor (at no cost to Licensor) with such documents and assistance as Licensor may reasonably require in order to obtain a corresponding tax credit in the United States.


5.     CONFIDENTIALITY

5.1 Confidentiality Maintained. Licensee agrees that Licensor has a proprietary interest in its respective Confidential Information. During and after the term of this Agreement, all disclosures of Confidential Information to Licensee, its agents and employees shall be held in strict confidence by Licensee, its agents and employees and such disclosures shall not be used for any purpose not specifically authorized in this Agreement. Licensee shall disclose the Confidential Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. During and after the term of this Agreement, Licensee shall not use the Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder. The provisions of this
       Section 5.1 shall also apply to any sub-licensees,


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       consultants or subcontractors that Licensee may engage in connection with its obligations under this Agreement.

5.2 Disclosure of Confidential Information by Licensee. Licensee shall ensure that any agent, employee, sub-licensee, consultant or subcontractor or any other Person to whom it may disclose the Confidential Information in accordance with Section 5.1 above shall undertake in writing not to use such Confidential Information in any manner or to disclose such Confidential Information to any person, except as permitted under the terms of this Agreement. At Licensor's written request, Licensee shall promptly deliver to Licensor a signed copy of such undertaking. In the event Licensee receives a subpoena or other validly issued administrative or judicial process requesting any portion of the Confidential Information of Licensor, Licensee shall promptly notify Licensor and tender to it defense of such demand, at Licensor's expense. Unless the demand shall have been timely limited, quashed or extended, Licensee shall thereafter be entitled to comply with such subpoena or other process to the extent permitted by law. If requested by Licensor to whom the defense has been tendered, Licensee shall cooperate (at the expense of Licensor) in the defense of a demand. Licensee agrees that the unauthorized disclosure or use of Licensor's Confidential Information may cause irreparable harm and significant and immeasurable injury. Accordingly, Licensee agrees that Licensor shall have the right to seek and obtain an injunction against any breach of this section without payment of a bond prior to entry of an order enjoining the disclosure or unauthorized use of Confidential Information.

5.3 Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, Licensee shall, at Licensor's option, either (i) return to Licensor all copies of Licensor's Confidential Information in tangible (including electronic) form; or (ii) destroy all copies of Licensor's Confidential Information in tangible (including electronic) form which are not returned, and certify to Licensor that all such copies of such Confidential Information have been destroyed.

5.4 This Article 5 shall apply mutatis mutandis to all Licensee Confidential Information disclosed to Licensor.


6.     REPRESENTATIONS AND WARRANTIES OF LICENSEE

       Licensee hereby represents and warrants to Licensor as follows:

6.1 Corporate Organization and Authority. Licensee is a societe anonyme, duly organized and validly existing under the laws of France. This Agreement has been duly executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable against it in accordance with its terms.


7.     REPRESENTATIONS AND WARRANTIES OF LICENSOR

       Licensor hereby represents and warrants to Licensee as follows:

7.1 Corporate Organization and Authority. Licensor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly executed and delivered by Licensor and constitutes a valid and binding obligation of Licensor, enforceable against it in accordance with its terms.

7.2    Patents and Technical Information.

       (a) Licensor owns or controls and has a proprietary interest in the Issued Patents and to its knowledge in the remainder of the Technology, and has the right and authority to license the Technology to Licensee in accordance with the terms of this Agreement.

       (b) The Issued Patents listed in Schedule 1.12 are valid and in full force and effect.

       (c) The Technology, if correctly applied by Licensee and where necessary adapted in accordance with the technical assistance rendered by Licensor under this Agreement, when utilized on used base lubricating oil feedstock generally available in France and consistent with the used oil provided by the Vivendi group to Probex to process in its pilot plant during 2000, will enable Licensee to design, build and Commission the First Facility utilizing the services of an engineering construction company and enable the Licensee to operate the First Facility and to produce the Products in accordance with the typical performance specifications as set forth in Schedule 7.2. Licensor shall not be responsible for any failure to fulfill the terms of this sub-section to the extent caused by Licensee changes, modifications, developments, and improvements to the Technology which have not been approved by Licensor.

       (d) No third party has commenced or threatened proceedings against Licensor alleging that Licensor's use of any of the Technology or Licensor's sale of any products made or sold with the use of any of the Technology infringes that third party's intellectual or industrial property rights and Licensor has no knowledge of any patents or other intellectual property rights of a third party that may infringe the Technical Information. Licensor further represents and warrants that the Technology Information will not infringe any patent or intellectual property right of another Person.

8.     COVENANTS OF THE PARTIES.

8.1 Patent Validity. Licensor undertakes to pay all renewal and maintenance fees of the Patents. Should the validity of the Patents be contested Licensor shall defend such action at its expense, to the extent it is commercially reasonable. Licensor will be under no obligation to file for patents other than those listed in Schedule 1.12. Licensor at its cost will use its best efforts to prosecute to successful completion its patent applications listed in Schedule 1.12.

8.2 Infringements. Each party shall promptly notify the other party of any and all infringements, imitations, illegal uses or other misuses of the Technology, or threats thereof, of which it is aware. Licensee shall cooperate diligently in the prosecution of any action relating to the protection of the Technology in the Territory. If Licensor fails, after having been notified by Licensee for a period of one month to institute any proceedings or actions necessary to prevent any infringement as aforesaid which will interfere with or prejudice Licensee's operations hereunder, Licensee will be at liberty at its own cost to institute and prosecute actions or proceedings, if necessary, in the name of Licensor, and Licensee shall be entitled to retain any amounts recovered.

8.3    Indemnification.

       (a) Licensor will indemnify Licensee against any loss, damage, or expense incurred by Licensee arising from any claims, actions, or proceedings brought by any Person alleging infringement by the Technology or other proprietary rights.

       (b) Each party (the "Indemnifying Party") shall indemnify, hold harmless and defend the other party and their respective present and future directors, officers, employees and agents (each an "Indemnitee") from and against any and all claims, demands, losses, damages, liabilities, causes of action and expenses (including but not limited to costs of defense, mediation, settlement, and reasonable attorneys' fees), and including but not limited to, claims for death of or bodily injury to any person, or injury to or destruction of any property ("Losses"), if and to the extent such Losses directly or indirectly relate to or arise out of or in connection with (i) any negligent or willful act or omission of the Indemnifying Party, or their respective subcontractors, agents or employees relating to this Agreement or the transactions contemplated hereby, (ii) the breach of any warranty or other provision of this Agreement by the Indemnifying Party or their respective subcontractors, agents or employees, or
              (iii) the violation of governmental laws, regulations, guidelines, permits or orders by the Indemnifying Party, its Affiliates or their respective subcontractors, agents or employees relating to this Agreement or the transactions contemplated hereby, or (iv) any indemnification undertaking provided for in this Agreement.

       (c) Any party seeking indemnification hereunder (the "Indemnitee") shall promptly notify the other party hereto obligated to provide indemnification hereunder (the "Indemnifying Party") of any action, suit, proceeding, or demand, (a "Third Party Claim") with respect to which the Indemnitee claims indemnification hereunder, provided that failure of the Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this
              Article 8 except to the extent, that the Indemnifying Party demonstrates that the defense of the Third Party Claim is materially damaged as a result of such failure to give notice. Except for criminal proceedings, upon receipt of such notice from the Indemnitee, the Indemnifying Party may appoint lead counsel of such defense with a recognized reputable counsel reasonably acceptable to the Indemnified Party provided that prior to assuming control of such defense it shall first verify to the Indemnified Party in writing, that Indemnifying Party shall be fully responsible, without reservation for all liabilities and obligations relating to such claim for indemnification.

       (d) The Indemnitee shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnitee shall bear and shall be solely responsible for its own costs and expenses in connection with such participation incurred subsequent to the date the Indemnifying Party effectively assumes control of such defense.

       (e) In the event the Indemnifying Party does not accept the defense of any Third Party Claim as provided above, the Indemnitee shall have the full right to defend such Third Party Claim and shall be entitled to negotiate, compromise and settle such Third Party Claim, provided, however, that no Indemnitee shall be entitled to settle any Third Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement (i) the Indemnifying Party is released in writing from all liability with respect to such Third Party Claim, (ii) there is no finding or admission of violation of any law, rule, or regulation or any violation of the rights of any person, and (iii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

       (f) In any event, the Indemnitee and the Indemnified Party shall reasonably cooperate with each other in the defense of any matter arising under this section.

       (g) If the Indemnifying Party has assumed control of the defense of a Third Party claim, it may negotiate, settle and compromise such claims provided that notwithstanding the foregoing, no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnitee Party's prior written consent unless as part of such settlement (i) the Indemnitee is released in writing from all liability with respect to such Third Party Claim, (ii) there is no finding or admission of violation of any law, rule, or regulation or any violation of the rights of any person, and (iii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party

       (h) In the event one party hereunder should have a claim for indemnification that does not involve a Third Party Claim, the party seeking indemnification shall promptly send notice of such Claim to the other party; provided that failure to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 8 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

8.4 Communications. Neither party nor any of their respective Affiliates shall make or issue any public statement or announcement with respect to the transactions contemplated herein without the prior approval of the other party. In the event, however, that legal counsel for any party is of the opinion that a public statement or announcement is required by law or by the rules of any stock exchange, then such party may issue a public statement or announcement limited solely to that which such legal counsel reasonably considers to be required by law or such rules; provided, however, that to the extent feasible, such party will notify the other party and attempt to obtain the prior approval of the other party.

8.5 Registration: Licensor shall at its own cost be responsible for filing, prosecuting and defending all proceedings for the registration, cancellation or revocation of all patents, and shall pay all filing and renewal fees.

8.6    Limitation of Indemnification

       (a) Licensor's obligation of indemnification shall be subject to the following limitations:

              (i) in the event that any Patent is declared invalid, or if the validity is contested, the total amount of Losses subject to indemnification shall be limit to US$100,000.

              (ii)   in the event that Representation and Warranty contained in
                     Section 7.2 (c) and 2.1(k)is breached, inexact or not respected, Licensor's liability shall be limited to providing Licensee up to 2080 man hours of the services of Licensors' engineers and technicians for the purpose of making appropriate modifications of the First Facility in order that such Facility meet specifications.

              (iii) in the event of a breach of Sections 7.2(d), 8.2 and for Losses indemnified under Section 8.3(a), or in the event any Patent is determined to infringe the patent of any third party, Licensor's liability for Losses shall be limited to (50%) fifty percent of any dividends or Additional Royalties that Licensor is entitled to receive from Licensee or any sub-licensee during the period ending five years from the Commissioning of Line 2(or Line 1 if construction of Line 2 is not commenced within one year after the Commissioning of Line 1), of the First Facility.

       (b) Licensee's obligation of indemnification of breach of its Representations and Warranties contained in Section 6 hereunder shall be limited to a total amount of US$10,000.

       (c) With respect to any breach for which indemnification is provided pursuant to this section 8.6, such indemnities shall not be cumulative and shall constitute the sole remedy available to the injured Party under this Agreement or at law.

8.7    EXPORT REGULATIONS

       It is agreed that the exportation of Licensor's Technical Information will be subject to the applicable Export Control Regulations of the United States Government and that distribution of that information must be in accordance with such Regulations. Notwithstanding anything to the contrary in this Agreement, Licensee will not directly or indirectly export (or re-export) any of the Technology, or permit the export of same: (a) into (or to a national or resident of) any country to which the United States has embargoed such goods; (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or
       (c) to any country or destination for which the United States government or a United Stares governmental agency requires an export license or other approval for export without first having obtained such license or other approval.


9.     MISCELLANEOUS

9.1    Term and Termination

       (a) This Agreement shall come into effect on the Effective Date, and it shall remain in effect for an initial period of twenty (20) years following the Effective Date unless otherwise terminated pursuant to the terms of this agreement. It will automatically be renewed for an unlimited number of additional periods of ten (10) years each unless the Licensee gives notice to the Licensor if its intention not to renew, at least three months prior to the date of expiration. Notwithstanding the foregoing, this Agreement shall cease to have any effect with respect to any Patent, if such Patent expires, is abandoned, is dedicated to the public or is held invalid by any court of competent jurisdiction.

       (b) In the event of a breach of this Agreement, by Licensee, Licensor shall be entitled to exercise the rights and remedies provided for herein or otherwise available under French law. In the event of expiration, termination, or extinguishment of this Agreement for any reason, the Licensee and its sub-licensees shall have the absolute right to continue to use the Technology in any Facility already Commissioned and in any Facility for which basic engineering has commenced (collectively the "Continuing Facilities"), and Licensee shall continue to pay Additional Royalties as provided herein.

       (c) Upon expiration or termination of this Agreement for any reason, Licensee shall promptly: (i) other than for Continuing Facilities, cease to produce and sell the Products and, more generally, cease to use any part of the Technology; (ii) return to Licensor all written or printed materials containing any Technical Information disclosed by Licensor other than as needed to operate Continuing Facilities; and (iii) pay to Licensor all sums due by Licensee hereunder. Notwithstanding the above, Licensee shall be entitled to sell any of the Products produced but not sold on the date of termination or expiration.

       (d) This Agreement shall terminate in the event of the dissolution, insolvency or bankruptcy of the Licensee under the laws of the Republic of France; provided, however, that the termination shall not apply to any Facility already commissioned or a New Project which has been notified to Licensor prior to the date of termination, provided construction for that New Project occurs within 2 years of the date of termination.

       (e) Provided that the Facility is constructed and that failure to achieve Commissioning is not primarily due to the fault of Licensor or the Technology, in the event that no Facility or Line of a Facility has been Commissioned by June 30, 2006, then Licensor, in its sole discretion, shall have the option to terminate this Agreement upon delivery of written notice to such effect to the Licensee; provided, however, that the termination shall not apply to any New Project which has begun by such date, provided that construction for that New Project occurs within 2 years of the date of termination. Notwithstanding anything to the contrary in this section 9.1(e), if a Facility has not been constructed by June 30, 2008, then Licensor shall have the right in its sole discretion to terminate this Agreement upon delivery of written notice to such effect to the Licensee.

       (f) This Agreement shall terminate in the event that the Licensee is put into dissolution due to the failure to fulfill the Commencement Conditions set forth in section 3.8 of the Shareholders Agreement.

9.2    Force Majeure.

       (a) The obligations of a party shall be suspended pro tanto upon the occurrence of any event of force majeure as defined in this Section;.

       (b) The party asserting suspension based on force majeure shall promptly notify the other party in writing. Thereafter, the parties shall cooperate as necessary to mitigate the effects of force majeure.

       (c) Force majeure shall mean any act beyond the control of a party that has the effect of preventing the performance by that party of one or more of its obligations under this Agreement, including, but not limited to, fires, floods, earthquakes, other natural disasters, war, riots, strikes, power interruptions, lockouts, civil unrest, civil commotion, insurrection, revolution or governmental action or inaction.

9.3 Entire Agreement. This Agreement and the Shareholders Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and annuls all previous communications, agreements or understandings between them with respect to the subject matter hereof. The entire agreement includes the Shareholders Agreement and any previously executed Confidentiality Agreements, provided that PROBEX hereby agrees that all such Confidentiality Agreements shall be governed by French law so long as all third parties to such Agreements likewise consent in writing to be bound by French law, and, in such case, shall be subject to the exclusive jurisdiction of the competent courts of Paris, France. In the event that any third party to the Confidentiality Agreements refuses to consent in writing to be so bound, then the Confidentiality Agreements as applicable to said non consenting third party shall continue to be governed by the Laws of the State of Texas and shall be subject to the jurisdiction of the courts provided for therein.


9.4 Amendments. This Agreement may be modified or amended only by a written instrument duly signed by the parties hereto.

9.5 Severability. If any provision contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

9.6 Relationship of the Parties. Nothing contained in this Agreement shall create or be deemed to create a partnership or relationship of principle/agent, employer/employee or joint venturers between the parties.

9.7 Assignment. Licensee shall not assign this Agreement in whole or in part, without the prior written consent of Licensor.

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or upon receipt if by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

       (a)    To Licensor, as follows:

              Probex Corp.
              15510 Wright Bros. Drive
              Addison, Texas 75001
              U.S.A.
              Attn: 00 1 97 27 88 47 72
              Facsimile:  00 1 97 29 80 85 45

         and

       (b)    To Licensee, as follows:

              Osilub
              91 rue de la Paix
              76410 Saint Aubin les Elbeuf
              France
              Attn: 33 1 34 97 25 33
              Facsimile: 33 1 34 97 25 32

9.9 Language. All written material, correspondence, Technical Information, notices and oral assistance supplied by Licensor hereunder shall be in the English language,and when supplied by Licensee shall be in the French language unless Licensee in its sole discretion determines to use the English language.

9.10 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of France applicable to contracts executed and to be performed within France and without regard to the conflicts-of-laws rules of France. Any dispute, claim, controversy or litigation which may arise from the present agreement will be submitted to the exclusive jurisdiction of the Tribunal de Grande Instance or other competent court of Paris, France, including matters of guaranty or warranty and claim made by interpleader or third party complaint.

9.11 No Corrupt Practices. Each party agrees that it will not transfer money or anything of value, or offer or promise any such transfer, or authorize any of the foregoing to (i) any official political party, party official, or candidate for political office, or (ii) any third party knowing or believing that such third party will pass through such value, in whole or in part, to any official political party, party official, or candidate for political office, in order to secure any improper advantage in connection with this Agreement or the transactions contemplated hereby.

9.12   Execution in Counterparts

       Each text of this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in two (2) originals on the date first written above.





 PROBEX                                        OSILUB
 By:                                           By:
    ------------------------------                 ---------------------------
 Its:                                          Its:
     -----------------------------                 ---------------------------

                                LIST OF SCHEDULES



         Schedule 1.12           List of the Patents

         Schedule 1.15           ProTerra Process

         Schedule 3.1            Table of Contents of "Black Book"

         Schedule 7.2            Typical Performance Specifications